Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports First Quarter 2017 Results:
Sales Increase Drives a Return to Profitability

Richmond, Virginia, May 9, 2017...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the first quarter of 2017 of $42.2 million. This represents an increase of $5.9 million or 16% when compared to net sales for the first quarter of 2016.
For the first quarter of 2017 the Company recorded net income of $0.7 million, or $0.08 per share. This compares to a net loss of $1.4 million, or $0.16 loss per share for first quarter 2016. The first quarter of 2017 includes pretax charges totaling $0.4 million of costs related to the acquisition closed during the quarter.
On February 28, 2017, the Company closed on an Asset Purchase Agreement for the welded stainless steel pipe and tube operations of Marcegaglia USA, Inc., a Pennsylvania corporation, located in Munhall, Pennsylvania ("MUSA Stainless"). The acquisition included primarily the stainless steel pipe and tube manufacturing equipment and inventory assets of the business. The total purchase price totaled approximately $15.0 million and was funded by an increase in the Company's revolving line of credit. The financial results for the MUSA Stainless operations since acquisition (sales of $1.1 million and operating profit of $0.2 million) are included in Brismet's first quarter 2017 operating results in the Company's Metal Segment.

The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•	Adjusted Net Income for the first quarter of 2017 was $0.2 million, or $0.03 per share, compared to $0.2 million, or $0.02 per share for the first quarter of 2016.

•	Adjusted EBITDA for the first quarter of 2017 was $2.2 million, 5.1% of sales, compared to $2.6 million, 7.2% of sales, for the first quarter of 2016.
For both measures, the first quarter of 2017 was impacted by $0.5 million of rent (pretax) related to the sale leaseback transaction, that were not present in the first quarter of 2016 figures.
“We are very encouraged by the company’s financial performance in the first quarter", said Craig Bram, President and CEO. "Both of our operating segments posted year over year sales increases, as well as improved operating income. Our first month operating our new Brismet-Munhall facility, acquired from Marcegaglia, exceeded expectations, with operating income just shy of $200,000. Bookings in the first quarter for stainless steel pipe were very strong, bringing the backlog to approximately $28 million. By comparison, the average backlog in 2016 was $10 million. As for the Specialty Chemicals Segment, we had forecasted improved year over year results starting in the second quarter. We are pleased that the favorable comparison occurred one quarter early.
Company-wide EBITDA, which is now used as the basis for our Asset Based Lending facility (ABL) covenant compliance, totaled $2.9 million, up 231% from the prior year’s total of $0.9 million. Adjusted EBITDA for the quarter was $2.2 million, down 18% from the prior year’s total of $2.6 million. Much of the difference between EBITDA and Adjusted EBITDA resulted from the swing in Inventory Pricing Change (See definition in Note 1 item a in the Synalloy Comparative Analysis statement) from negative in the prior year to positive this year.”
Metals Segment
Metals Segment sales for the first quarter of 2017 totaled $29.7 million, an increase of $5.7 million or 24% from the first quarter of 2016.

a)
The order activity across the businesses in the Metals Segment showed substantial improvement and that has continued into April. Orders for our heavy wall seamless carbon pipe were up 63% over the first quarter of last year. About 95% of these orders were shipped within twenty-four hours of receipt. Our Houston distribution center saw sales more than triple from the previous year, reflecting stronger demand in the oil and gas market. Similar dynamics drove increases for stainless steel pipe sales, which increased by 9% from the Bristol facility and a total of 16% with the addition of our new Munhall facility, for the first quarter of 2017 when compared to the prior year.

b)	Storage tank and vessel sales increased 20% for the first quarter 2017 when compared to the same period for the prior year, with the backlog at the end of the quarter in excess of $13 million.
The Metals Segment's operating income increased $2.4 million to $1.6 million for the first quarter of 2017 compared to an operating loss of $0.8 million for the first quarter of 2016. Current year operating results was affected by the following factors:

a)
As a result of nickel prices being higher and more stabilized than during the early part of 2016, the Company experienced a significant improvement in margins, with a positive Inventory Pricing Change in the first quarter of 2017 of $0.9 million, compared to negative Inventory Pricing Change of $2.1 million for the first quarter of 2016, and

b)
Improved contribution margin due to higher volumes across all segments as continued oil and gas prices, as well as improved levels of customer spending across all industrial classes, had a favorable effect on sales and profits for our storage tank and carbon pipe distribution facilities, as well as our stainless steel welded pipe markets.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the first quarter of 2017 were $12.5 million, representing a $0.1 million or 1% increase from the same quarter of 2016. Sales were affected during the first quarter 2017 by:
a) Higher sales, and better product mix due to stronger overall business demand as compared to the prior year; and
b) Higher selling prices per pound for oil based products. With the increase in oil prices, the Segment's raw material costs increased, which resulted in higher passed through material value as part of the billed selling prices.
Operating income for the Specialty Chemicals Segment for the first quarter of 2017 increased $0.3 million to $1.5 million from $1.2 million for same period in 2016. The increase in operating income for the quarter was directly related to the higher sales levels and pricing realizations per pound approximately 15% higher than the same period in 2016.
Other Items
Unallocated corporate expenses for the first quarter of 2017 increased $0.2 million to $1.5 million (3.4% of sales) compared to $1.3 million (3.6% of sales) for the first quarter of 2016. The first quarter increase resulted from higher incentive based bonuses, professional fees, employee benefits and director's fees.
Acquisition costs for 2017 of $446,000 ($358,000 in unallocated SG&A and $88,000 in Metals Segment cost of sales), resulted from costs associated with the MUSA Stainless acquisition.
Interest expense was $0.2 million and $0.3 million for the first quarters of 2017 and 2016, respectively. Interest expense decreased during 2017 as the Company used the proceeds from the September 30, 2016 sale-leaseback transaction to pay off the remaining term loan and lower the outstanding balance of the revolving line of credit.
The change in fair value of the interest rate swap contract(s) decreased unallocated expenses for the first quarter of 2017 by $41,000 while increasing unallocated expenses by $0.3 million for the first quarter of 2016. During the third quarter of 2016, the swap contract entered into on September 3, 2013 was settled leaving only the swap contract entered into on August 12, 2012 outstanding as of March 31, 2017.
The effective tax rate was 30% for the three-month period ended March 31, 2017. The 2017 effective tax rate was lower than the statutory rate of 34% primarily due to state tax expense and other permanent differences, including the manufacturer’s exemption. The effective tax rate of 4% for the three-month period ended March 31, 2016 was lower than the 34% statutory rate primarily due to state tax expense and permanent differences reducing the amount of tax benefit of the pre-tax loss for that period. The year over year change in the effective rate is primarily related to the difference in the Company’s operating results combined with the effect that the permanent differences had on the effective tax rate calculation, especially in the prior year.
The Company's cash balance increased $0.3 million from $63,000 at the end of 2016 to $0.3 million as of March 31, 2017 and is comprised of the following:

a)	On February 28, 2017, the Company completed the acquisition of MUSA Stainless;

b)
Net accounts receivable increased $8.0 million at March 31, 2017 when compared to the prior year end, which resulted from a 7% increase in sales for the last two months of the first quarter 2017 compared to the last two months of the fourth quarter 2016. Also, days sales outstanding, calculated using a three-month average basis, decreased 6 days to 45 days outstanding at the end of the first quarter 2017 from 51 days outstanding at the end of 2016;

c)
Net inventories, after reflecting the $5.4 million of inventory obtained in the MUSA Stainless acquisition, increased only $2.1 million at March 31, 2017 as compared to year-end 2016 to support the Company's recent sales trends. Inventory turns increased from 1.90 turns at December 31, 2016, calculated on a three-month average basis, to 2.14 turns at March 31, 2017; and

d)	Capital expenditures for the first quarter of 2017 were $1.2 million.

The Company drew $21.2 million against its line of credit during the first quarter 2017 and had $30.0 million of borrowings outstanding as of March 31, 2017. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of March 31, 2017.
Outlook
Order activity across the Metals Segment has been trending positively for better than four months now. Should that pattern hold, we would expect to exceed our original forecast for 2017. Nickel prices have weakened somewhat over the past two months, testing ten-year lows, and June surcharges are projected to be about 8% lower than April. Since the end of the first quarter, WTI prices have fallen 8%, but we believe are in a range sufficient to support recent activity. Half of the nation’s active drilling rigs are now located in the Permian Basin, within easy access to Palmer's production facility. The Permian is expected to be the only basin in the United States to show increased production for 2017. We are making good progress on the chemical product pipeline and should show sequential and year over year quarterly improvement for the balance of this year.
Toward the continuing pursuit of profit improvement, the management team recently completed a review of all salaried positions across the entire company. We did this in conjunction with the full implementation of “One Synalloy,” our ERP platform, which is allowing us to operate in a more centralized, efficient manner. In addition, over the past several quarters we added staff to backfill for several upcoming retirements. Over the next two quarters, we expect these moves to reduce SG&A expenses on an annualized basis from the first quarter level by approximately $1.4 million.
We also continue to be very active in the pursuit of acquisitions and are seeing increased deal flow. Typically, this occurs after we announce a transaction, as we did with the Marcegaglia Stainless acquisition in the first quarter. We will remain disciplined and target only those companies that we believe are an excellent fit and that can be accretive to our results in the first year.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, Inventory Pricing Change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances (See definition in Note 1, item c in the Synalloy Comparative Analysis statement), gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.

Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, Inventory Pricing Change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2017	Mar 31, 2016

Net sales
Metals Segment	$29,710,000	$23,962,000
Specialty Chemicals Segment	12,494,000	12,350,000
	$42,204,000	$36,312,000
Operating income (loss)
Metals Segment operations	$1,505,000	$(771,000)
Gain on sale-leaseback	60,000	—
Total Metals Segment	1,565,000	(771,000)
Specialty Chemicals Segment operations	1,484,000	1,210,000
Gain on sale-leaseback	24,000	—
Specialty Chemicals Segment	1,508,000	1,210,000
Unallocated straight line lease cost - sale-leaseback	(102,000)	—
	2,971,000	439,000
Unallocated (income) expense
Corporate	1,456,000	1,293,000
Acquisition costs	358,000	—
Interest expense	180,000	281,000
Change in fair value of interest rate swap	(41,000)	294,000
Other income	(34,000)	—

Net income (loss) before income taxes	1,052,000	(1,429,000)
Provision for (benefit from) income taxes	316,000	(62,000)

Net income (loss)	$736,000	$(1,367,000)

Net income (loss) per common share
Basic	$0.08	$(0.16)
Diluted	$0.08	$(0.16)

Average shares outstanding
Basic	8,674,000	8,635,000
Diluted	8,708,000	8,635,000

Other data:
Adjusted EBITDA (1)	$2,155,000	$2,621,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA three categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material), and 3) Inventory valuation adjustments, including: a) Inventory Pricing Change - the calculated value that profits would improve (decline) if metal and alloy pricing indices were neutral period to period, b) Inventory Cost and Aged Inventory Adjustments - value of periodic adjustment to inventory carrying value unrelated to the periodic earnings, and c) Manufacturing Variances - the calculated value to apply favorable (unfavorable) manufacturing absorption in the period actually incurred, rather than through inventory valuation amortization. This treatment shows the real operational impact on earnings of higher or lower manufacturing activity levels.  For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
	THREE MONTHS ENDED
(unaudited)	Mar 31, 2017	Mar 31, 2016
Consolidated
Net income (loss)	$736,000	$(1,367,000)
Adjustments:
Interest expense	180,000	281,000
Change in fair value of interest rate swap	(41,000)	294,000
Income taxes	316,000	(62,000)
Depreciation	1,086,000	1,108,000
Amortization	595,000	615,000
EBITDA	2,872,000	869,000
Inventory Pricing Change	(930,000)	2,124,000
EBITDA after inventory pricing change	1,942,000	2,993,000
Inventory Cost Adjustment (See definition in Note 1, item b in the Synalloy Comparative Analysis statement)	(32,000)	(842,000)
Aged Inventory Adjustment (See definition in Note 1, item b in the Synalloy Comparative Analysis statement)	32,000	—
Acquisition costs	446,000	—
Shelf registration costs	—	19,000
Manufacturing Variances	(405,000)	318,000
Stock option / grant costs	120,000	99,000
Straight line lease cost - sale-leaseback	102,000	—
Amortized gain on sale of assets - sale-leaseback	(84,000)	—
Retention expense	34,000	34,000
Adjusted EBITDA	$2,155,000	$2,621,000
% sales	5.1%	7.2%

Metals Segment
Operating income (loss)	$1,565,000	$(771,000)
Adjustments:
Depreciation expense	737,000	693,000
Amortization expense	589,000	609,000
EBITDA	2,891,000	531,000
Inventory Pricing Change	(930,000)	2,124,000
EBITDA after inventory pricing change	1,961,000	2,655,000
Inventory Cost Adjustment	(59,000)	(916,000)
Aged Inventory Adjustment	63,000	—
Acquisition costs	88,000	—
Manufacturing Variances	(433,000)	318,000
Stock option / grant costs	36,000	32,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	—
Retention expense	34,000	34,000
Metals Segment Adjusted EBITDA	$1,630,000	$2,123,000
% segment sales	5.5%	8.9%

Specialty Chemicals Segment
Operating income	$1,508,000	$1,210,000
Adjustments:
Depreciation expense	309,000	391,000
Amortization expense	6,000	6,000
EBITDA	1,823,000	1,607,000
Inventory Cost Adjustment	27,000	74,000
Aged Inventory Adjustment	(31,000)	—
Manufacturing Variances	28,000	—
Stock option / grant costs	15,000	9,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	—
Specialty Chemicals Segment Adjusted EBITDA	$1,838,000	$1,690,000
% segment sales	14.7%	13.7%

Reconciliation of Net Income (Loss) and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2017	Mar 31, 2016

Income (loss) before taxes, as reported	$1,052,000	$(1,429,000)

Adjustments:
Inventory Pricing Change	(930,000)	2,124,000
Inventory Cost Adjustment	(32,000)	(842,000)
Aged Inventory Adjustment	32,000	—
Acquisition costs	446,000	—
Shelf registration costs	—	19,000
Manufacturing Variance	(405,000)	318,000
Stock option / grant costs	120,000	99,000
Straight line lease cost - sale-leaseback	102,000	—
Amortized gain on sale of assets - sale-leaseback	(84,000)	—
Retention expense	34,000	34,000

Adjusted income before income taxes	335,000	323,000

Provision for income taxes at 34%	114,000	110,000

Adjusted net income	$221,000	$213,000

Average shares outstanding, as reported
Basic	8,674,000	8,635,000
Diluted	8,708,000	8,635,000

Adjusted net income per common share
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Condensed Consolidated Balance Sheets
(unaudited)	Mar 31, 2017	Dec 31, 2016

Assets
Cash	$319,000	$63,000
Accounts receivable, net	26,043,000	18,029,000
Inventories, net	68,392,000	60,800,000
Indemnified contingencies	11,016,000	11,340,000
Sundry current assets	6,230,000	7,272,000
Total current assets	112,000,000	97,504,000

Property, plant and equipment, net	35,080,000	27,324,000
Goodwill	4,944,000	1,355,000
Intangible assets, net	12,711,000	12,309,000
Other assets	127,000	146,000

Total assets	$164,862,000	$138,638,000

Liabilities and Shareholders' Equity
Accounts payable	$16,615,000	$16,685,000
Accrued expenses	16,493,000	16,087,000
Current portion of contingent consideration	722,000	—
Total current liabilities	33,830,000	32,772,000

Long-term debt	29,973,000	8,804,000
Long-term portion of deferred sale-leaseback gain	6,184,000	6,268,000
Other long-term liabilities	2,527,000	2,201,000
Long-term portion of contingent consideration	2,900,000	—
Shareholders' equity	89,448,000	88,593,000

Total liabilities and shareholders' equity	$164,862,000	$138,638,000